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                                                                  Exhibit 10.16


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated September 21, 2005 is made by and between Kimco Realty Corporation (the "Company"), a Maryland corporation, and Jerald Friedman (the "Executive").

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.   Certain Definitions.

     (a)  "Base Salary" is defined in Section 6(a)

     (b)  "Bonus" is defined in Section 6(b).

     (c)  "Automobile" is defined in Section 6(c).

     (d)  "Benefits" is defined in Section 6(e).

     (e)  "Board" means the Board of Directors of the Company.

     (f) "Calendar Quarter" shall mean each of the three-month periods ending March 31, June 30, September 30 and December 31 of each year.

     (g) "Cause" For purposes of this Agreement, "Cause" shall mean any of the following (i) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Board, fraud, dishonesty, or moral turpitude; (ii) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days' written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement determined in accordance with the Company's normal, internal investigative procedures consistently applied in comparable circumstances; or (iv) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate (v) violation of any of the company policies prohibiting harassment or discrimination in the workplace.

     (h) "Change in Control" For purposes of this Agreement, a "Change in Control" shall mean (i) a sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale by any Person resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include Company or (iii) a merger or consolidation of the Company into another entity which is not an Affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction.

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     (i)  "Significantly Disabled" For purposes of this Agreement, Executive shall be "Significantly Disabled" (also referred to as "Significant Disability") if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his usual and customary duties under this Agreement with or without reasonable accommodation. Executive's receipt of disability benefits under the Company's long-term disability benefits plan (the "LTD Plan") or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive's receipt of such long-term disability benefits or Social Security benefits, the Board may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Significantly Disabled.

     (j)  "Effective Date" shall mean January 1, 2006.

     (k)  "Stock Options" is defined in Section 6(d).

     (l)  "Term of Employment" is defined in Section 3.

     (m)  "Renewed Term of Employment" is defined in Section 4.

     (n)  "Annual Salary" is defined in Section 6(a).

3. Term of Employment. The period of Executive's employment under this Agreement shall begin as of the Effective Date and shall continue until December 31, 2007 (the "Term of Employment "), unless sooner terminated in accordance with Section 7 below or unless renewed pursuant to Section 4 or extended by mutual agreement of the parties.

4. Renewal. If this Agreement is not otherwise terminated, it will automatically renew for a term of one (1) year (the "Renewed Term of Employment") effective on the day after the Term of Employment ends (the "renewal date"), unless either party hereto gives written notice of non-renewal at least ninety (90) days prior to the end of the Term of Employment.

5.   Duties and Responsibilities.

     (a) During the Term of Employment and any Renewed Term of Employment, the Executive shall serve as President of Kimco Developers Inc. In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to Executive from time to time by the officer to whom Executive reports or by the designee of the Company's Chief Executive Officer.


                                  Page 2 of 12

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     (b)  Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities.

     (c) Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with the Company's rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

     (d) In connection with his employment during the Term of Employment and Renewed Term of Employment, the Executive shall be based at the Company's Los Angeles, CA offices, or such other location as shall be agreed between the Executive and the Company.

6.   Compensation and Benefits.

     (a) Base Salary. During the Term of Employment or Renewed Term of Employment, if any, the Executive shall receive a base salary ("Base Salary") at a rate of $500,000 per annum (or such greater amount as shall be recommended by the Company's Chief Executive Officer and approved by the Executive Compensation Committee, which shall be referred to as "Annual Salary"), payable semi-monthly. Such base salary shall be reviewed at least annually.

     (b) Bonus. For each twelve month period during the Employment Term in which Development Company profits are realized, Employee shall be eligible to receive a bonus, less all required deductions ("Yearly Bonus"). The total Yearly Bonus during each twelve month period ending on December 31 shall be an amount equal to fifteen percent (15%) of Development Company Profits or $450,000, whichever is less. The Yearly Bonus shall be paid to Employee at the end of each Calendar Quarter in the amount of $112,500 for the first three Calendar Quarters and, at the end of the fourth Calendar Quarter, in an amount equal to the difference between $337,500 and i) fifteen percent (15%) of Development Company Profits or ii) $450,000, whichever is less. In the event fifteen percent (15%) of Development Company Profits for the twelve month period ending on December 31 is less than the $337,500 already received by Executive during the first three Calendar Quarters, he will reimburse to the Company the overpayment, which is the difference between $337,000 and fifteen percent (15%) of Development Company Profits. The Yearly Bonus to be earned by the Employee shall not be in excess of $450,000 for any said twelve month period ending on December 31, unless the Executive Compensation Committee of the Board so states in writing.


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          Development Company Profit shall be calculated by Kimco for each
          Development Company project that is, in whole or in part, either sold or is subject to a written contract of sale which, in Kimco's reasonable judgment is probable to be sold, such Development Company Profit to be determined by Kimco in accordance with Development Company's books and records and also in accordance with generally accepted accounting principles. Consistent with past practice that has developed in the determination of Development Company Profit, Kimco shall determine Development Company Profit without consideration or offset for taxes, and Kimco shall continue to earn a 10% priority return on all funds contributed to a project (whether it be in the form of debt or equity capital).

     (c) Automobile. During the term of Employment the Company shall also provide Executive with a car allowance in the amount of $8,400 per year, paid in equal installments in Executive's weekly paycheck

     (d) Equity Compensation. Executive shall be eligible to be granted options to purchase shares of the Company's common stock ("Stock Options") in accordance with the terms of the Stock Option Plan for Key Employees and Outside Directors of Kimco Realty Corporation (the "Amended and Restated 1998 Equity Participation Plan") and may be eligible for future grants as well. In accordance with the above mentioned "Amended and Restated 1998 Equity Participation Plan", he is also entitled to participate in the Restricted Stock Program.

     (e) Benefits. During the Term of Employment or Renewed Term of Employment, if any, the Executive shall be entitled to participate in or receive benefits under the employee benefit plans (including health, welfare and insurance plans) and other arrangements made available by the Company to its senior employees generally (collectively "Benefits"), subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements.

     (f) Business Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder provided that such expenses are incurred for business reasons and accounted for in accordance with the Company's policy.

     (g) No Waiver. The Executive shall also be entitled to such other benefits or terms of employment as are required by law.

7. Termination of Employment. The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

     (a) Death. The Executive's employment hereunder shall terminate upon his death.

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     (b)  Disability. If the Company determines in good faith that the Executive is Significantly Disabled during the Term of Employment, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties with or without a reasonable accommodation.

     (c) Cause. The Company may terminate the Executive's employment hereunder for Cause.

     (d) Without Cause. The Company may terminate the Executive's employment at any time hereunder without Cause upon thirty (30) days notice.

     (e) Expiration of Term of Employment and Ninety Day Notice Not to Renew. Executive's employment hereunder shall terminate upon expiration of the Term of Employment upon written notice by either party provided ninety (90) days before the expiration of the Term of Employment in accordance with Section 3, above, or if this Agreement is renewed, before expiration of the Renewed Term of Employment, if applicable. The giving of notice not to renew shall not constitute a termination without Cause.

     (f) Notice of Termination. Any termination of the Executive's employment hereunder (other than by reason of the Executive's death or expiration of the Term of Employment or Renewed Term of Employment, if any) shall be communicated by a notice of termination to the other parties hereto. For purposes of this Agreement, a "notice of termination" shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision indicated and (iii) specifies the effective date of the termination.

8. Compensation Following Termination of Employment. Upon termination of Executive's employment under this Agreement, Executive (or his/her designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

     (a) Base Salary and Accrued but Unpaid Expenses and Vacation. The Company shall pay Executive any Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued, but unused, to the date of termination.

     (b) Other Compensation and Benefits. Except as otherwise provided under this Agreement,

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              (i)    any other compensation or benefits to which Executive may
                     be entitled at the time of termination shall be determined and paid in accordance with the terms of such plans, policies and arrangements providing such compensation or benefits, and

              (ii) except as provided hereunder, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

       (c) Additional Compensation Payable Following Termination without Cause. If the Executive's employment shall terminate without Cause (pursuant to Section 7(d)), and if Executive executes a "Separation Agreement and General Release" in substantially the same form as attached hereto as Exhibit A, the Company shall provide the following compensation and benefits to Executive unless the Change in Control provisions of Section 23 below apply:

              (i) Base Salary. The Company shall pay the Executive a severance benefit equal to the greater of A) the remaining Base Salary payments to which Executive would be entitled for the remainder of the Term of Employment (or if this Agreement is renewed, the Renewed Term of Employment) if such termination had not occurred or B) one year's payment of Base Salary. Such payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment.

              (ii) Bonus. The Company shall pay to the Executive a bonus in an amount equal to the total number of Yearly Bonuses he would have received during each twelve month period ending on December 31 occurring during the Term of the Contract (or if this Agreement is renewed, during the Renewed Term of Employment) calculated at a rate of $450,000 (less all required deductions) per twelve month period ending on December 31 less any payments he already has received towards any Yearly Bonuses during the Term of the Contract (or if this Agreement is renewed, during the Renewed Term of Employment). For example, if the Executive is terminated without cause after six months of the Term of Contract has expired and he already has received two payments of $112,500 toward his yearly bonus for the first year of the Term of Contract, he would receive $675,000, which is the remainder of $900,000 minus $225,000 (i.e., two years @$450,000 = $900,000 - two payments of $112,500 =
                     $675,000).

              (iii) Continuation of Benefits. The Company shall make all necessary payments for and provide all Benefits to Executive under this Agreement as if his employment had continued until the end of the Term of Employment (or if this Agreement is renewed, until the end of the Renewed Term of Employment) or for one year, whichever is greater.

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              (iv)   Vesting of Stock Options and Restricted Stock. All
                     outstanding unvested Stock Options and Restricted Stock shall become immediately vested and fully exercisable.

              (v) Upon death or Significant Disability, the Executive (or such Payee as the Executive shall have designated on the signature page hereof) shall be entitled to six (6) months of Annual Salary and any options with respect to common stock options of the Company then held by Executive, which are not yet exercisable shall thereupon become exercisable in accordance with the terms of such option.

       (d) No Other Compensation. If Executive's employment is terminated by reason of Cause or resignation by Executive (other than in accordance with Section 23 below following a Change in Control) or Expiration of the Term of Employment or Renewed Term of Employment, if any, then Executive shall not be entitled to any other compensation or benefits from the Company except as described in Section 8(a) and (b) above.

9. Survival. The expiration or termination of the Term of Employment or Renewed Term of Employment, if any, shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

10. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Los Angeles County, California or as otherwise agreed to by the parties, in accordance with National Rules for Resolution of Employment Disputes of the American Arbitration Association (available at www.adr.org), and judgment upon the award may be entered in any court having jurisdiction thereof. The single arbitrator shall be selected by mutual agreement of the parties or by striking names pursuant to AAA procedures. The arbitrator shall permit adequate discovery and shall issue a written award. The Company shall bear all costs of arbitration that would not be incurred in court. The parties shall bear their own attorneys' fees and allowable litigation costs, except as awarded by the arbitrator. The arbitrator shall be empowered to award any remedy available under the substantive law that is the subject of the claim. Provisional remedies shall be permitted to the extent allowed under the California Arbitration Act. The prevailing party in any such proceeding shall be entitled to collect from the other party, all legal fees and expenses as permitted by law.

11.    Restrictive Covenants.

       This Section 11 shall not apply in the event of termination following a Change in Control (as defined in Section 2(h), above), pursuant to
       Section 23, below.


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       (a)    Confidentiality.

              (i) During Executive's Term of Employment or Renewed Term of Employment, if any, with the Company, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive's duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by law or legal process, provided that prior written notice of such required disclosure is provided to the Company and that all reasonable efforts to preserve the confidentiality of such information shall be made.

              (ii) As used herein, "Confidential Information" shall mean information that (i) is used or potentially useful in the Company's business, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. "Confidential Information" includes, without limitation, information relating to the Company's products or services; marketing, selling or business or development plans; current or prospective customer, client, landlord, owner and tenant lists and data, trade secrets, call lists, manuals, policies, memoranda, notes, records, technical data, sketches, plans, drawings, formulae, research and development data, sources of supply and material, operating and cost data, financial information and personnel information. "Confidential Information" also includes proprietary and/or confidential information of the Company's customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise.

       (b)    Non-Solicitation.

              (i) While employed by the Company or, if he resigns or is deemed to have resigned from employment (e.g., job abandonment), until December 31, 2007, Executive shall not in any capacity employ or solicit for employment, or recommend that another person employ or solicit for employment, any person who is then and was at any time during Executive's employment an employee, sales representative or agent of the Company or any subsidiary or affiliate of the Company.

              (ii) Executive agrees that while employed by the Company or, if he resigns or is deemed to have resigned from employment (e.g., job abandonment), until December 31, 2007, he will not, on behalf of himself, or any other person, firm or corporation, solicit any of the Company's customers, clients, landlords, owners, tenants, and business or joint venture partners with whom he has had contact while working for the Company; nor will Executive in any way, directly or indirectly, for himself, or any other person, firm, corporation or entity, divert, or take away any of the Company's customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners with whom Executive has had contact. For purposes of this Section, the term "contact" shall mean engaging in any communication, whether written or oral, with the customer, client, landlord, owner, tenant, supplier and business or joint venture partner or any representative thereof, or obtaining any information with respect to such customer, client, landlord, owner, tenant, supplier and business or joint venture partner or representative thereof.

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       (c)    Remedies for Breach of Confidentiality and Non-Solicitation
              Provisions of this Agreement. Executive acknowledges that this
              Section 11, its terms and his compliance are necessary to protect the Company's Confidential and Proprietary Information, its business and its goodwill, and that a breach of any of Executive's promises contained in this Section 11 will irreparably and continually damage the Company to an extent that money damages may not be adequate. For these reasons, Executive agrees that in the event of a breach or threatened breach by the Executive of this
              Section 11, the Company shall be entitled to a temporary restraining order and preliminary injunction restraining Executive from such breach, without the posting of a bond. Nothing contained in this Section shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement. The Company and Executive further acknowledge and agree that it may be difficult, if not impossible; to compute the actual damages that will be suffered by the Company upon Executive's violation of this
              Section 11. It is agreed, therefore, that in the event Executive breaches these provisions, Executive shall pay to the Company liquidated damages of a full year's salary during any period of breach and forfeit any payments due under Agreement, or any actual damages that the Company may incur as a result of such breach, whichever amount is greater, in addition to any other damages, including without limitation punitive damages, attorney's fees and costs, awarded by a court or arbitrator related to any breach of these provisions.

       (d) Effect of Termination of Employment. Notwithstanding the provisions of Section 7(e) of this Agreement, the period of Executive's employment for purposes of determining the applicability of the restrictions contained in Section 11 of this Agreement shall include any period during which Executive is employed by the Company's successors or assigns. Upon termination of employment, as defined herein and for whatever cause, Executive shall immediately deliver to the Company or its successors or assigns, all Company property, including without limitation all Confidential Information as defined above.

12. Withholding of Taxes. The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.


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13.    Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company shall cause any successor to all or substantially all of its assets or business to assume this Agreement.

14. Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of New York, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York without regard to its conflict or choice of law rules.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent, by telex, telecopy, facsimile transmission, or certified or registered mail, postage prepaid, as follows:

              If to the Company, addressed to:

                  3333 New Hyde Park Rd.
                  New Hyde Park, NY 11042
                  Att: Vice President of Human Resources

       If to the Executive, to him at the address set forth below under his signature; or at any other address as any party shall have specified by notice in writing to the other parties in accordance herewith.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. This Agreement shall not become enforceable until executed by the Company.

18. Entire Agreement. The terms of this Agreement, which are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement and supersedes any and all prior agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.


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19.    Amendments; Severability; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and approved by the Executive Compensation Committee of the Board of Directors; or by an arbitrator or court seeking to render enforceable through "judicial" modification an otherwise unenforceable provision. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

       Should an arbitrator or Court determine that any part of this Agreement is invalid, the Court or arbitrator shall sever the invalid portion such that the remainder of the Agreement remains in full force and effect.

20.    No Inconsistent Actions; Cooperation.

       (a) The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

       (b) Each of the parties hereto shall cooperate and take such actions, and execute such other documents as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

21. No Alienation of Benefits. To the extent permitted by law the benefits provided by this Agreement shall not be subject to garnishment, attachment or any other legal process by the creditors of the Executive, his beneficiary or his estate.

22. Indemnification. The Company shall provide indemnification to the Executive to the extent permitted by the Company's corporate bylaws and under New York law.

23.    Change in Control.

       (a) Requirements for Additional Compensation. If a Change in Control occurs and the Executive's employment is terminated for any reason, at any time by the Company without Cause pursuant to
              Section 7(d) above, or by the Executive if prior to the end of the 60-day period beginning on the date of the Change in Control, the Company shall provide the Executive with the additional compensation and benefits described in this Section 23.

       (b) Lump Sum Payment. The Company shall pay Executive an amount equal to the lesser of:


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              (i)    The amount of Base Salary under this Agreement (or any
                     salary of greater amount he was receiving as was determined pursuant to Section 6(a)) and bonus (defined by the amount of bonus he most recently received or the Executive's minimum bonus, if he has never yet received a bonus), that would have been payable to the Executive if he had continued in employment until the end of the Term of Employment or Renewed Term of Employment, if any; or

              (ii) The greatest payment which in combination with all other payments to which he would be entitled, would not constitute an "excess parachute payment" as such term is defined in Section 280(G)(b)(1) of the Internal Revenue Code.

              The amount determined under this subsection (b) of this Section 23 will be paid to Executive in a single lump sum within thirty
              (30) days after his last day of employment.

       (c) Continuation of Benefits. The Company shall make all necessary payments for and provide all Benefits to Executive under this Agreement as if his employment had continued until the later of the end of the Term of Employment (or if the Agreement is renewed, the Renewed Term of Employment) or the end of the one-year period beginning on his date of termination.

       (d) Vesting of Stock Options and Restricted Stock. All outstanding unvested Stock Options and Restricted Stock shall become immediately vested and fully exercisable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                              KIMCO REALTY CORPORATION,
                                              a Maryland corporation

                                              By: /s/ Paul Weinberg
                                                  ------------------------------

EXECUTIVE


/s/ Jerald Friedman
-----------------------------------
Jerald Friedman
603 N. Walden Drive
Beverly Hills, CA  90210



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